Exhibit 99.1

Investor Contacts: Tim Schugel / Tony Ishaug

Telephone: (952) 944-5600

DEPARTMENT 56 NAMES TIM SCHUGEL CHIEF FINANCIAL OFFICER

April 8, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectibles and giftware company, announced today that Timothy J. Schugel, formerly Senior Vice President — Sourcing Management and Production Control, has been promoted to the position of Executive Vice President and Chief Financial Officer.

Mr. Schugel, who joined Department 56 in 1993 as Controller, was previously responsible for investor communications and the entire finance area while serving as Vice President — Finance before shifting his roles to focus on management of product sourcing and inbound logistics in 1999.  In his newly expanded role as Department 56’s CFO, Mr. Schugel will now assume additional responsibilities, including finance, treasury and investor relations as well as overseeing the Company’s distribution operations.

Susan Engel, Chairwoman and Chief Executive Officer, said, “I am extremely pleased to announce Tim’s promotion to the position of CFO. Tim has led the Company’s efforts in streamlining our product development processes and strengthening our inventory management, both of which have resulted in improved time-to-market and lower costs. His strong financial background and experience, his disciplined approach to operational and capital spending, and his insight into and unparalleled knowledge of Department 56 make him an invaluable member of our leadership team.”

Prior to joining Department 56, Mr. Schugel was a Senior Manager with Deloitte & Touche. He received a B.A. in Business Administration from the University of St. Thomas in 1982.

About Department 56

Department 56, Inc. is a leading collectibles and giftware company known for its lighted Villages, Snowbabies™ figurines and extensive holiday, special occasion and home accent product lines. Its products are sold primarily through gift, specialty and department store retailers in the United States, Canada and Europe. The Company operates three year-round stores and this past year launched seasonal locations in select U.S. malls as part of its retail initiative. In addition, the Company sells its Geppeddo brand dolls, doll accessories and plush items through seasonally-operated kiosks based in malls and shopping centers throughout North America.